Exhibit 10.4

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    BRIGHTEC (TM)
      o  o  o  Be Brilliant.


     Brightec, Inc., signs $10 million Standby Equity Distribution Agreement

South Natick, MA - April 3, 2007 - Brightec, Inc., (OTCBB: BRTE.OB) creator of the world's first photographic quality glow-in-the-dark paper, today announced it has executed a standby equity distribution agreement (SEDA) with Cornell Capital Partners, LP ("Cornell") of Jersey City, NJ. Under the terms and conditions of this agreement, over a 24-month period beginning on the effective date of the registration statement of the company's shares, Cornell has committed to provide up to $10 million in equity financing to Brightec. Whereby Brightec may, at its discretion, periodically sell the registered shares of its common stock to Cornell at a 4% discount from the market price. Specific details of the terms and conditions of the SEDA can be found in a Current Report on Form 8K filed with the Securities and Exchange Commission.

"The structure of this agreement gives us the flexibility of drawing funds, at the company's option, for working capital." said Patrick Planche, President and CEO of Brightec. "We worked long and hard to negotiate terms that worked for both Brightec and Cornell. This agreement is a significant step for us and will provide us with the resources we need to position Brightec as the media of choice for printable glow-in-the-dark for the commercial and digital printing industry", added Mr. Planche.

About Brightec

Brightec, Inc. (OTCBB: BRTE.OB) is the creator of the world's first patented photographic quality glow-in-the-dark paper. Brightec's paper charges automatically with just a few minutes of exposure to light and will glow for hours -- dramatically outshining conventional glow-in-the-dark products. With Brightec(R) inkjet or offset paper, users can print razor sharp color pictures that look remarkable by day and glow in the dark in amazing photographic detail at night. Innovative and versatile, Brightec paper is ideal for applications in numerous commercial markets including advertising, promotions, premiums and consumer or industrial products. Brightec brand glow-in-the-dark inkjet paper in 4"x6", 8.5"x11" and 13' x 19" formats are available from the Company's website. For more information on Brightec and its products, please visit www.brightec.com.

About Cornell Capital Partners, LP

Cornell Capital Partners, L.P., is a private investment firm with over $700 million in Assets Under Management that specializes in structured finance. According to Knobias Pipe Trac, Cornell was one of the most active investors in the U.S. in terms of number the number of structured equity financings in 2006. Cornell structured over $800 million in committed equity capital in over 100 transactions in the U.S. and around the globe within the last 12 months. Cornell Capital Partners is headquartered in Jersey City, NJ and has offices in London, UK, San Diego, CA and Jupiter FL. www.cornellcapital.com.

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The information in this Press Release includes certain "forward-looking"
statements within the meaning of the Safe Harbor provisions of Federal Securities Laws. Investors are cautioned that such statements are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including the future financial performance of the Company. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to successful performances of internal plans, the impact of competitors, and general economic risks and uncertainties.

Company Contacts:
Brightec
Stephanie Smith
info@brightec.com
508-647-9710